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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197871

Prospectus

$200,000,000

Synchronoss Technologies, Inc.
0.75% Convertible Senior Notes due 2019

        We are offering $200.0 million aggregate principal amount of our 0.75% Convertible Senior Notes due 2019 (the "notes"). We will pay interest on the notes semi-annually, in arrears, on each February 15 and August 15, beginning on February 15, 2015, to the holders of record at the close of business on the preceding February 1 and August 1, respectively. The notes will mature on August 15, 2019, unless earlier purchased or converted.

        Holders may convert their notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The notes may be converted into shares of our common stock at an initial conversion rate of 18.8072 shares of our common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $53.17 per share. The initial conversion rate will be subject to adjustment upon the occurrence of certain events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with a corporate event in certain circumstances.

        Upon the occurrence of a fundamental change, holders may require us to purchase some or all of their notes for cash at a price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest, if any.

        The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our senior indebtedness, senior in right of payment to any of our subordinated indebtedness and effectively subordinated in right of payment to any of our secured indebtedness to the extent of the collateral securing such indebtedness. Our obligations under the notes will not be guaranteed by, and will be structurally subordinated in right of payment to, all obligations of our subsidiaries.

        The notes will not be listed on any securities exchange. Our common stock is listed on The NASDAQ Global Select Market under the symbol "SNCR." The last reported sale price of our common stock on The NASDAQ Global Select Market on August 6, 2014 was $38.67 per share.

        See "Risk Factors" beginning on page 12 for a discussion of certain risks that you should consider in connection with an investment in the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Issuer
Per Note	100.0%	2.75%	97.25%
Total	$200,000,000	$5,500,000	$194,500,000

(1)
Plus accrued interest, if any, from August 12, 2014.

        The offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, expected to be August 12, 2014.

        To the extent that the underwriters sell more than $200.0 million in principal amount of notes, we expect to grant the underwriters the right to purchase within a 30 day period up to an additional $30.0 million principal amount of notes, solely to cover over-allotments, if any.

        We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about August 12, 2014.

Credit Suisse	J.P. Morgan

Raymond James	Stifel	Wells Fargo Securities

The date of this prospectus is August 6, 2014.

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the notes offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, including the documents incorporated by reference in this prospectus, when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of the prospectus entitled "Where You Can Find More Information."

i

ABOUT THIS PROSPECTUS

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, while others are incorporated by reference from our previously filed periodic reports or our Registration Statement on Form 8-A (Commission File No. 000-52049), filed on June 13, 2006, and amendments thereto, including their exhibits, and you may obtain copies of these documents as described below under "Where You Can Find More Information."

        General information about us can be found on our website at "www. synchronoss.com." The information on our website is for information only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this prospectus and should not be considered part of this or any other report filed with the Securities and Exchange Commission.

        You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date after the respective dates of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since that date.

        We incorporate important information into this prospectus by reference. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under "Where You Can Find More Information" in this prospectus. Generally, when we refer to "this prospectus," we are referring to this prospectus as well as to the information incorporated by reference herein. You should carefully read this prospectus and the additional information described under "Where You Can Find More Information" before investing in the notes.

        We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations and warranties or covenants may not have been accurate when made or if accurate, were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to "Synchronoss," "the Company," "we," "us" and "our" refer to Synchronoss Technologies, Inc., a Delaware corporation and its consolidated subsidiaries.

        Synchronoss®, the Synchronoss® logo, ConvergenceNow® and ActivationNow® are our registered trademarks. Other trademarks, tradenames or service marks of other companies appearing in this prospectus are the property of their respective owners.

        We reserve the right to withdraw this offering of notes at any time. We and the underwriters also reserve the right to reject any offer to purchase the notes offered hereby, in whole or in part, for any reason, or to sell less than the amount of notes offered hereby.

ii

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before investing in our notes. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements incorporated by reference in this prospectus, before making an investment decision.

 Synchronoss Technologies, Inc.

        We are a mobile innovation leader that provides cloud solutions and software-based activation for connected devices globally. Such services include intelligent connectivity management and content synchronization, backup and sharing, as well as device and service procurement, provisioning, activation, and support, that enable communications service providers ("CSPs"), cable operators/multi-services operators ("MSOs"), original equipment manufacturers ("OEMs") with embedded connectivity (e.g., smartphones, laptops, tablets and mobile Internet devices, such as automobiles, wearables for personal health and wellness, and connected homes), multi-channel retailers and other customers to accelerate and monetize their go-to-market strategies for connected devices. This includes automating subscriber activation, order management, upgrades, service provisioning and connectivity and content management from any sales channel to any communication service (wireless or wireline), across any connected device type and managing the content transfer, synchronization and share. Our global solutions touch all aspects of connected devices on the mobile Internet.

        Our Synchronoss Personal Cloud™ solution targets individual consumers while our Synchronoss WorkSpace™ solution focuses on providing a secure, integrated file sharing and collaboration solution for small and medium businesses. In addition, our Synchronoss Integrated Life™ platform is specifically designed to power the activation of the devices and technologies that seamlessly connect today's consumer and leverage our cloud assets to manage these devices and contents associated with them. The Synchronoss Integrated Life™ platform enables us to drive a natural extension of our mobile activations and cloud services with leading wireless networks around the world to link other non-traditional devices (i.e., automobiles, wearables for personal health and wellness, and connected homes).

        Our Activation Services, Synchronoss Personal Cloud™, Synchronoss WorkSpace™, and Synchronoss Integrated Life™ platforms provide end-to-end seamless integration between customer-facing channels/applications, communication services, or devices and "back-office" infrastructure-related systems and processes. Our customers rely on our solutions and technology to automate the process of activation and content and settings management for their customers' devices while delivering additional communication services. Our Synchronoss Integrated Life™ platform brings together the capabilities of device/service activation with content and settings management to provide a seamless experience of activating and managing non-traditional devices. Our platforms also support automated customer care processes through use of accurate and effective speech processing technology and enable our customers to offer their subscribers the ability to store in and retrieve from the Cloud their personal and work content and data to their connected mobile devices, such as personal computers, smartphones and tablets. Our platforms are designed to be carrier-grade, high availability, flexible and scalable to enable multiple converged communication services to be managed across multiple distribution channels, including e-commerce, m-commerce, telesales, customer stores, indirect and other retail outlets, allowing us to meet the rapidly changing and converging services and connected devices offered by our customers. We enable our customers to acquire, retain and service subscribers quickly, reliably and cost-effectively by enabling backup, restore, synchronization and sharing of subscriber content. Through the use of our platforms, our customers can simplify the processes associated with managing the customer experience for procuring, activating, connecting, backing-up, synchronizing and using social media as well as enterprise-wide sharing/collaboration connected devices (including content from these devices and associated services). The extensibility, scalability, reliability and relevance of our platforms enable new revenue streams and retention opportunities for our customers through new subscriber acquisitions, sale of new devices, accessories and new value-added service offerings in the Cloud, while optimizing their cost of operations and enhancing customer experience.

        We currently operate in and market our solutions and services directly through our sales organizations in North America, Europe and Asia-Pacific.

        Our industry-leading customers include Tier 1 mobile service providers such as AT&T Inc., Verizon Wireless, Vodafone, Orange, Sprint, Telstra and U.S. Cellular, Tier 1 cable operators/MSOs and wireline operators like AT&T Inc., Comcast, Cablevision, Charter, CenturyLink, Mediacom and Level 3 Communications, and large OEMs such as Apple and Ericsson. These customers utilize our platforms, technology and services to service both consumer and business customers.

  Synchronoss' Platforms

        Our Activation Services, Synchronoss Personal Cloud™, Synchronoss WorkSpace™ and Integrated Life™ platforms provide highly scalable automated on-demand, end-to-end order processing, transaction management, service provisioning, device activation, intelligent connectivity and content transfer, synchronization and social media as well as enterprise-wide sharing/collaboration through multiple channels including e-commerce, m-commerce, telesales, enterprise, indirect and retail outlets. Our global platforms are designed to be flexible and scalable across a wide range of existing communication services and connected devices, while offering a best-in-class experience for our customers and supporting traditional and non-traditional devices. The extensible nature of our platforms enables our customers to rapidly respond to the ever changing and competitive nature of the telecommunications and mobile marketplaces.

        Our Activation Services and Synchronoss Integrated Life™ platforms orchestrate the complex and different back-end systems of communication service providers to provide a best-in-class ordering system by orchestrating the workflow and consolidated automated customer care services. This allows CSPs using our platforms to realize the full benefits of their offerings and analyze customer buying behavior. The platforms also support, among other automated transaction areas, credit card billing, inventory management and trouble ticketing. In addition to this, the platform supports the physical transactions involved in customer activation and service such as managing access service requests, local service requests, local number portability and directory listings. Our Synchronoss Integrated Life™ platform also enables our customers to activate non-traditional devices, such as wearables and automobiles, where activations could take place in environments totally out of a mobile operator's control, such as at an OEM or in the hands of an end-consumer in a car, as an example.

        Our Synchronoss Personal Cloud™ and Synchronoss WorkSpace™ platforms extend features from our core platform into more transaction areas required to enable subscriber management for connected devices including directly on the device itself. In addition, the Synchronoss Personal Cloud™ platform is specifically designed to support connected devices, such as smartphones, mobile Internet devices ("MIDs"), laptops, tablets and wirelessly enabled consumer electronics such as wearables for health and wellness, cameras, tablets, e-readers, personal navigation devices and global positioning system ("GPS") enabled devices, as well as connected automobiles.

        Our Synchronoss Personal Cloud™ platform is designed to deliver an operator-branded experience for subscribers to backup, restore, synchronize and share their personal content across smartphones, tablets, computers and other connected devices from anywhere at any time. A key element of the Synchronoss Personal Cloud™ platform is that it extends a carrier's or OEM's visibility and reach into all aspects of a subscriber's use of a connected device. It introduces the notion of Connect-Sync-Activate for all devices. Through our Activation Services platform, a device is activated via a variety of different channels; once activated, our solution enables the device to be connected to the best available network by enforcing policies that are managed from the Cloud by a carrier. Once connected, most users of mobile devices avail themselves of content synchronization from the Cloud using policies that are appropriate and applicable to each specific device.

        Our Synchronoss WorkSpace™ platform is designed to deliver an operator branded or enterprise co-branded experience for employees of small and medium businesses to share and collaborate with documents and files through the use of any device from any place without violating corporate enterprise policies and adhering to compliance policies.

        In addition to handling large volumes of customer transactions quickly and efficiently, our platforms are designed to recognize, isolate and address transactions when there is insufficient information or other erroneous process elements. This knowledge enables us to adapt our solutions to automate a higher percentage of transactions over time, further improving the value of our solutions to our customers. Our platforms also offer a centralized reporting platform that provides intelligent, real-time analytics around the entire workflow related to any transaction. This reporting allows our customers to appropriately identify buying behaviors and trends, define their subscriber segments and pin-point areas where their business is changing or could be improved. These analytics enable our customers to upsell new and additional products and services in a targeted fashion that help increase their consumption of our product offerings. The automation and ease of integration of our platforms are designed to enable our customers to lower the cost of new subscriber acquisitions, enhance the accuracy and reliability of customer transactions thereby reducing the inbound service call volumes, and responding rapidly to competitive market conditions to create new revenue streams. Our platforms offer flexible, scalable, extensible and relevant solutions backed by service level agreements ("SLAs") and exception handling.

        Our platforms manage transactions relating to a wide range of existing communications and digital content services across our customers. For example, we enable wireless providers to conduct business-to-consumer, or B2C, business-to-business, or B2B, enterprise and indirect channel (i.e., resellers/dealers) transactions. The capabilities of our platforms are designed to provide our customers with the opportunity to improve operational performance and efficiencies, dynamically identify new revenue opportunities and rapidly deploy new services. They are also designed to provide customers the opportunity to improve performance and efficiencies for activation, content migration and connectivity management for connected devices.

        Our platforms are designed to be:

        Carrier Grade:    We designed our platforms to handle high-volume transactions from carriers (such as the launch of the new iPhone 5) rapidly and efficiently, with virtually no down-time. Our platforms are also capable of simultaneously handling millions of device content related transactions on a daily basis to ensure that personal content on all subscriber devices stays fresh and synchronized with the Cloud.

        Highly Automated:    We designed our platforms to eliminate manual processes and to automate otherwise labor-intensive tasks, thus improving operating efficiencies and order accuracy, and reducing costs. By tracking every order and identifying those that are not provisioned properly, our platforms are designed to substantially reduce the need for manual intervention and reduce unnecessary customer service center calls. The technology of our platforms automatically guides a customer's request for service through the entire series of required steps.

        Predictable and Reliable:    We are committed to providing high-quality, dependable services to our customers. To ensure reliability, system uptime and other service offerings, our transaction management is guaranteed through SLAs. Our platforms offer a complete customer management solution, including exception handling, which we believe is one of the main factors that differentiates us from our competitors. In performing exception handling, our platforms recognize and isolate transaction orders that are not configured to specifications, process them in a timely manner and communicate these orders back to our customers, thereby improving efficiency and reducing backlog. If manual intervention is required, our exception handling services are performed internally as well as outsourced to centers located in Canada and the United States and, where applicable, to other cost-effective geographies. Additionally, our database is designed to preserve data integrity while ensuring fast, efficient, transaction-oriented data retrieval methods.

        Seamless:    Our platforms integrate information across our customers' entire operation, including subscriber information, order information, delivery status, installation scheduling and content stored on the device to allow for the seamless activation and content transfer during the device purchase flow. Through our platforms, the device is automatically activated and consumer's content is available for use via the Cloud, ensuring continuity of service and reducing subscriber churn propensity. CSPs and multi-channel retailers can bundle additional applications during retail phone purchases, and also provide live updates to support new features and new devices. We have built our platforms using an open design with fully-documented software interfaces, commonly referred to as application programming interfaces ("APIs"). Our APIs enable our customers, strategic partners and other third parties to integrate our platforms with other software applications and to build best-in-class cloud-based applications incorporating third-party or customer-designed capabilities. Through our open design and alliance program, we believe we provide our customers with superior solutions that combine our technology with best-of-breed applications with the efficiency and cost-effectiveness of commercial, packaged interfaces.

        Scalable:    Our platforms are designed to process expanding transaction volumes reliably and cost effectively. While our transaction volume has increased rapidly since our inception, we anticipate substantial future growth in transaction volumes, and we believe our platforms are capable of scaling their output commensurately, requiring principally routine computer hardware and software updates. Our synchronization and activation platforms routinely support our customers' transactions at the highest level of demands when needed with our current production deployments. We continue to see the number of transactions for connected devices, such as smartphones, MIDs, laptops, tablets and wirelessly enabled consumer electronics such as cameras, tablets, e-readers, personal navigation devices, GPS enabled devices and other connected consumer electronics, to be one of the fastest growing transaction types across all our platforms, products and services. Our Synchronoss Personal Cloud™ platform is deployed across more than 65 million devices, managing 10 billion entities in the Cloud and performing more than 7 million synchronizations per day.

        Value-add Reporting Tools:    Our platforms' attributes are tightly integrated into the critical workflows of our customers and have analytical reporting capabilities that provide near real-time information for every step of the relevant transaction processes. In addition to improving end-user customer satisfaction, these capabilities are designed to provide our customers with value-added insights into historical and current transaction trends. We also offer mobile reporting capabilities for users to receive critical data about their transactions on connected devices.

        Build Consumer Loyalty:    Our synchronization services help drive consumers to the CSPs, OEM or multi-channel retailers by presenting them with a branded application and fully-integrated Web portal that provides convenience, security, and continuity for end user customers, which we believe helps our customers by further building the loyalty of their subscribers. Our Synchronoss Personal Cloud™ solution helps reduce subscriber churn by making it easy for subscribers to migrate smartphone content from an old device to a new device.

        Efficient:    Our platforms' capabilities provide what we believe to be a more cost-effective, efficient and productive approach to enabling new activations across services and channels. Our solutions allow our customers to reduce overhead costs associated with building and operating their own customer transaction management infrastructure. With automated activation and integrated fall out support, our e-commerce platforms centralize customer service expectations, which we believe dramatically reduces our customers' subscriber acquisition/retention costs in addition to operating expenses for training and staffing costs. We also provide our customers with the information and tools intended to more efficiently manage marketing and operational aspects of their business, as well as business intelligence required to do targeted up-selling of their products and services.

        Quick Concept to Market Delivery:    The automation and ease of integration of our on-demand platform allows our customers to accelerate the deployment of their services and new service offerings by shortening the time between a subscriber's order and the provisioning of service or activation and enabling of a connected device(s).

        Extensible and Relevant:    Our customers operate in dynamic and fast paced industries. Our platforms and solutions are built in a modular fashion, thereby conducive to be extended dynamically and enabling our customers to offer solutions that are relevant to current market situations, with the goal of providing them with the competitive edge required for them to be successful. The platforms are also designed to be highly customizable to each carrier's specific back end systems as well as branding requirements.

        Designed to integrate with back-office systems, our platforms allow work to flow electronically across our customers' organizations while providing ready access to performance and resource usage information in providing activation and subscriber management.

Ratio of Earnings to Fixed Charges

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by the fixed charges.

	Year Ended December 31,										Six Months Ended June 30, 2014
	2009		2010		2011		2012		2013
Ratio of earnings to fixed charges(1)	26.42	x	8.20	x	20.78	x	43.75	x	25.39	x	28.09	x

(1)
For the purposes of computing ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest.

Corporate and Available Information

        We were incorporated in Delaware in 2000. Our Web address is www.synchronoss.com. On this Web site, we post the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the U.S. Securities and Exchange Commission (SEC): our annual reports on Form 10-K, quarterly reports on Form 10-Q, our current reports on Form 8-K, our proxy statement on Form 14A related to our annual stockholders' meeting and any amendment to those reports or statements filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. All such filings are available on the Investor Relations portion of our Web site free of charge. The contents of our Web site are not intended to be incorporated by reference into this Form 10-K or in any other report or document we file.

 THE OFFERING

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus entitled "Description of Notes." For purposes of this summary and the "Description of Notes," references to "the Company," "we," "our" and "us" refer only to Synchronoss Technologies, Inc. and not to its subsidiaries.

Issuer	Synchronoss Technologies, Inc., a Delaware corporation.
Notes	$200.0 million principal amount of 0.75% Convertible Senior Notes due 2019, plus up to an additional $30.0 million principal amount pursuant to the underwriters' over-allotment option.
Maturity	August 15, 2019, unless earlier purchased or converted.
Interest

0.75% per year. Interest will accrue from August 12, 2014 and will be payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2015. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under "Description of Notes—Events of Default."

Conversion Rights

Holders may convert their notes into shares of our common stock at the applicable conversion rate, in multiples of $1,000 principal amount, at their option, at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The initial conversion rate for the notes is 18.8072 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $53.17 per share), subject to adjustment.

In addition, following certain corporate events that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under "Description of Notes—Conversion Rights—Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change."

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the shares of our common stock, together with any cash payment for any fractional share, paid or delivered, as the case may be, to you upon conversion of a note.

No Redemption	The notes may not be redeemed by us at our option prior to maturity.
Covenants

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture governing the notes. In addition, neither we nor any of our subsidiaries are restricted under the indenture from incurring debt, paying dividends or issuing or repurchasing our securities.

Fundamental Change

If we undergo a fundamental change (as defined in this prospectus), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes that is equal to $1,000 or a multiple thereof. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date. We will pay the fundamental change purchase price in cash.

See "Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes."
Ranking	The notes will be our senior unsecured obligations and will:
• rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;
• rank equal in right of payment to all of our senior indebtedness that is not so subordinated;
• be effectively subordinated in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and
• be structurally subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries.

As of June 30, 2014, our total consolidated indebtedness was $10.9 million, which consisted of capital leases and unsecured debt under our revolving credit facility. As of June 30, 2014, we had $100.0 million of availability remaining under senior unsecured revolving credit facility. On July 2, 2014, we borrowed $40.0 under such credit facility. After giving effect to the issuance of the notes (assuming no exercise of the underwriters' over-allotment option), our total consolidated indebtedness would have been $210.9 million as of June 30, 2014. In addition, our subsidiaries had $1.1 million of other liabilities (defined as trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated as of June 30, 2014. In addition, certain of our subsidiaries guarantee our obligations under our credit facility, which guarantees are structurally senior to the notes.

Book-Entry Form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes

The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Our common stock is quoted on The NASDAQ Global Select Market under the symbol "SNCR."
Trustee	The Bank of New York Mellon.
Use of Proceeds

We estimate that the net proceeds from this offering, after payment of the underwriters' discounts and estimated offering expenses payable by us, will be approximately $193.7 million (or approximately $222.9 million if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds from this offering to repay $40.0 million of our outstanding indebtedness under our revolving credit facility, for general corporate purposes and potential acquisitions and strategic transactions. See "Use of Proceeds."

Conflicts of Interest

Affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities LLC will receive more than 5% of the net proceeds of this offering in connection with the repayment of a portion of our revolving credit facility. See "Use of Proceeds." Because J.P. Morgan Securities LLC and Wells Fargo Securities LLC are underwriters in this offering and their respective affiliates are expected to receive more than 5% of the net proceeds of this offering, J.P. Morgan Securities LLC and Wells Fargo Securities LLC are each deemed to have a "conflict of interest" under Financial Industry Regulatory Authority Rule 5121 ("FINRA Rule 5121"). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. This rule requires, among other things, that a "qualified independent underwriter" has participated in the preparation of, and has exercised the usual standards of "due diligence" with respect to, the registration statement and this prospectus. Credit Suisse Securities (USA) LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. See "Underwriting (Conflicts of Interest)."

Risk Factors

Investment in the notes involves risk. You should carefully consider the information under the section titled "Risk Factors" and all other information included in this prospectus and the documents incorporated by reference before investing in the notes.

 SUMMARY CONSOLIDATED FINANCIAL DATA

        The following tables present our summary consolidated statements of operations data for the years ended December 31, 2013, 2012 and 2011 and for the six months ended June 30, 2014 and 2013, and our summary consolidated balance sheet data as of December 31, 2013, 2012 and 2011 and June 30, 2014 and 2013. The summary consolidated statement of operations data for the years ended December 31, 2013, 2012 and 2011 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus. The summary consolidated balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from our audited consolidated financial statements. The summary consolidated balance sheet data as of December 31, 2013 and 2012 is incorporated by reference into this prospectus. The summary consolidated statement of operations data and balance sheet data for the six months ended June 30, 2014 and 2013 and as of June 30, 2014 have been derived from our unaudited consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in any future period, and our results for the six months ended June 30, 2014 are not necessarily indicative of results to be expected for the full year. You should read this information in conjunction with our consolidated financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2013 and our

Quarterly Report on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, which are incorporated by reference into this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(in thousands, except per share data)
				(unaudited)
Consolidated Statement of Operations Data:
Revenue	$229,084	$273,692	$349,047	$162,124	$201,928
Cost of services(1)	106,595	115,670	146,238	67,658	81,269
Operating expenses:
Research and development(1)	41,541	52,307	64,845	33,076	32,845
Selling, general and administrative(1)	44,886	46,680	62,096	29,595	34,274
Net change in contingent consideration obligation	2,954	(6,235)	(5,324)	2,176	1,326
Restructuring charges			5,172	5,172
Depreciation and amortization	14,739	23,812	41,126	18,579	26,024

Total costs and expenses	210,715	232,234	314,153	156,256	175,738

Income (loss) from operations	18,369	41,458	34,894	5,868	26,190
Interest and other income	918	2,204	774	326	1,163
Interest expense	(928)	(998)	(1,089)	(479)	(699)
Income before income taxes	18,359	42,664	34,579	5,715	26,654

Income tax expense	(3,233)	(15,581)	(11,228)	(1,827)	(10,705)

Net income (loss)	$15,126	$27,083	$23,351	$3,888	$15,949

Basic net income (loss) per share	$0.44	$0.71	$0.60	$0.10	$0.40

Diluted net income (loss) per share	$0.43	$0.69	$0.58	$0.10	$0.39

Shares used in computing basic net income (loss) per share	37,372	38,195	38,891	38,368	39,961

Shares used in computing diluted net income (loss) per share	38,619	39,126	40,009	39,367	40,878

(1)
Stock-based compensation, consisting of stock-based compensation expense under ASC 718, the amortization of deferred stock-based compensation and the value of options issued to non-employees for services rendered, is allocated as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(in thousands)
				(unaudited)
Cost of services	$4,981	$4,244	$5,184	$2,404	$2,712
Research and development	4,510	5,441	5,705	2,946	2,645
Selling, general and administrative	11,236	10,740	14,325	5,690	7,325

Total stock-based compensation	$20,727	$20,425	$25,214	$11,040	$12,682

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(in thousands)
				(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$152,576	$56,869	$77,605	$60,967	$84,062
Working capital	152,886	84,451	98,786	82,077	139,511
Total assets	398,618	466,662	527,019	485,400	555,577
Long-term liabilities(2)	18,621	17,134	16,539	12,364	12,835
Retained earnings	71,384	98,467	121,818	102,355	137,767
Total stockholders' equity	334,563	374,657	447,639	394,200	486,607
(2)
Long-term liabilities include the long-term portion of deferred revenue of approximately $665 thousand, $857 thousand and $743 thousand as of June 30, 2014, June 30, 2013 and December 31, 2013, respectively. There was no deferred revenue in long-term liabilities as of December 31, 2012 and December 31, 2011.

RISK FACTORS

        An investment in our notes involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the following risk factors, together with all of the other information contained in this prospectus or incorporated by reference into this prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the adverse developments discussed below actually occur, our business, financial condition, operating results or cash flows could be materially and adversely affected. This could cause the value of our notes to decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have substantial customer concentration, with a limited number of customers accounting for a substantial portion of our 2013 revenues.

        Our five largest customers accounted for approximately 82% of our revenues for the six months ended June 30, 2014, as compared to our five largest customers which accounted for 77% of our revenues for the year ended December 31, 2013. Of these customers, AT&T and Verizon Wireless each accounted for more than 10% of our revenues in the first half of 2014 and for the year ended December 30, 2013. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for us to predict the future level of demand for our services that will be generated by these customers or the future demand for the products and services of these customers in the end-user marketplace. In addition, revenues from these larger customers may fluctuate from time to time based on the commencement and completion of projects, the timing of which may be affected by market conditions or other facts, some of which may be outside of our control. Further, some of our contracts with these larger customers permit them to terminate our services at any time (subject to notice and certain other provisions). If any of these customers experience declining or delayed sales due to market, economic or competitive conditions, we could be pressured to reduce the prices we charge for our services or we could lose a major customer. Any such development could have an adverse effect on our margins and financial position, and would negatively affect our revenues and results of operations and/or trading price of our common stock.

The communications industry is highly competitive, and if we do not adapt to rapid technological change, we could lose customers or market share.

        Our industry is characterized by rapid technological change and frequent new service offerings and is highly competitive with respect to the need for innovation. Significant technological changes could make our technology and services obsolete, less marketable or less competitive. We must adapt to our rapidly changing market by continually improving the features, functionality, reliability and responsiveness of our transaction management services, and by developing new features, services and applications to meet changing customer needs. Our ability to take advantage of opportunities in the market may require us to invest in development and incur other expenses well in advance of our ability to generate revenues from these offerings or services. We may not be able to adapt to these challenges or respond successfully or in a cost-effective way. Our failure to do so would adversely affect our ability to compete and retain customers and/or market share. Further, we may experience delays in the development of one or more features of our offerings, which could materially reduce the potential benefits to us providing these services. In addition, our present or future service offerings may not satisfy the evolving needs of the industry in which we operate. If we are unable to anticipate or respond adequately to such needs, due to resource, technological or other constraints, our business and results of operations could be harmed.

The success of our business depends on the continued growth of consumer and business transactions related to communications services on the Internet.

        The future success of our business depends upon the continued growth of consumer and business transactions on the Internet, including attracting consumers who have historically purchased wireless services and devices through traditional retail stores. Specific factors that could deter consumers from purchasing wireless services and devices on the Internet include concerns about buying wireless devices without a face-to-face interaction with sales personnel and the ability to physically handle and examine the devices.

        Our business growth would be impeded if the performance or perception of the Internet was harmed by security problems such as "viruses," "worms" or other malicious programs, reliability issues arising from outages and damage to Internet infrastructure, delays in development or adoption of new standards and protocols to handle increased demands of Internet activity, increased costs, decreased accessibility and quality of service, or increased government regulation and taxation of Internet activity. The Internet has experienced, and is expected to continue to experience, significant user and traffic growth, which has, at times, caused user frustration with slow access and download times. If Internet activity grows faster than Internet infrastructure or if the Internet infrastructure is otherwise unable to support the demands placed on it, or if hosting capacity becomes scarce, the growth of our business may be adversely affected.

The success of our business depends on the continued growth in demand for connected devices.

        The future success of our business depends upon the continued growth in demand for connected devices. While we believe the market for connected devices will continue to grow for the foreseeable future, we cannot accurately predict the extent to which demand for connected devices will increase, if at all. If the demand for connected devices were to stabilize or decline, our business and results of operations may be adversely affected.

The success of our business depends on our ability to achieve or sustain market acceptance of our services and solutions at desired pricing levels.

        Our competitors and customers may cause us to reduce the prices we charge for our services and solutions. Our current or future competitors may offer our customers services at reduced prices or bundling and pricing services in a manner that may make it difficult for us to compete, customers with a significant volume of transactions may attempt to use this leverage in pricing negotiations with us. Also if our prices are too high, current or potential customers may find it economically advantageous to handle certain functions internally instead of using our services. We may not be able to offset the effects of any price reductions by increasing the number of transactions we handle or the number of customers we serve, by generating higher revenue from enhanced services or by reducing our costs. If these or other sources of pricing pressure cause us to reduce the pricing of our service or solutions below desired levels, our business and results of operations may be adversely affected.

Our cloud strategy, including our Synchronoss Personal Cloud™, Synchronoss WorkSpace™ and Synchronoss Integrated Life™ offerings, may not be successful.

        Our cloud strategy, including our Synchronoss Personal Cloud™, Synchronoss WorkSpace™ and Synchronoss Integrated Life™ offerings, may not be successful. We offer customers the ability to offer their subscribers the ability to backup, restore and share content across multiple devices through a cloud-based environment in the Cloud. The success of our Synchronoss Personal Cloud™ and Synchronoss WorkSpace™ offerings is dependent upon continued acceptance by and growth in subscribers of cloud-based services in general and there can be no guarantee of the adoption rate by these subscribers. In addition to this, the success of our Synchronoss Integrated Life™ offering is dependent upon the uptake of non-traditional connected devices by consumers and its general growth in the industry. Our cloud strategy will continue to evolve and we may not be able to compete effectively, generate significant revenues or maintain profitability. While we believe our expertise, investments in infrastructure, and the breadth of our cloud-based services provides us with a strong foundation to compete, it is uncertain whether our strategies will attract the users or generate the revenue required to be successful. In addition to software development costs, we are incurring costs to build and maintain infrastructure to support cloud-based services. Whether we are successful in our cloud strategy depends on our execution in a number of areas, which may or may not be within our control, including continuing to innovate and bring to market compelling cloud-based offerings, continued growth and demand for cloud-based offerings, maintaining the utility, compatibility, and performance of our cloud-based services on the growing array of devices, including smartphones, handheld computers, netbooks and tablets, and ensuring that our cloud-based services meet the reliability expectations of our customers and maintain the security of their data.

Our revenue, earnings and profitability are affected by the length of our sales cycle, and a longer sales cycle could adversely affect our results of operations and financial condition.

        Our business is directly affected by the length of our sales cycle. Our customers' businesses are relatively complex and their purchase of the types of services that we offer generally involve a significant financial commitment, with attendant delays frequently associated with large financial commitments and procurement procedures within an organization. The purchase of the types of services that we offer typically also requires coordination and agreement across many departments within a potential customer's organization. Delays associated with such timing factors could have a material adverse effect on our results of operations and financial condition. In periods of economic slowdown our typical sales cycle lengthens, which means that the average time between our initial contact with a prospective customer and the signing of a sales contract increases. The lengthening of our sales cycle could reduce growth in our revenue. In addition, the lengthening of our sales cycle contributes to an increased cost of sales, thereby reducing our profitability.

If we do not meet our revenue forecasts, we may be unable to reduce our expenses to avoid or minimize harm to our results of operations.

        Our revenues are difficult to forecast and are likely to fluctuate significantly from period to period. We base our operating expense and capital investment budgets on expected sales and revenue trends, and many of our expenses, such as office and equipment leases and personnel costs, will be relatively fixed in the short term and will increase over time as we make investments in our business. Our estimates of sales trends may not correlate with actual revenues in a particular quarter or over a longer period of time. Variations in the rate and timing of conversion of our sales prospects into actual revenues could cause us to plan or budget inaccurately and those variations could adversely affect our financial results. In particular, delays, reductions in amount or cancellation of customers' contracts would adversely affect the overall level and timing of our revenues, and our business, results of operations and financial condition could be harmed. Due to the relatively fixed nature of many of our expenses, we may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall.

        In the course of our sales to customers, we may encounter difficulty collecting accounts receivable and could be exposed to risks associated with uncollectible accounts receivable. In the event we are unable to collect on our accounts receivable, it could negatively affect our cash flows, operating results and business.

Compromises to our privacy safeguards or disclosure of confidential information could impact our reputation.

        Names, addresses, telephone numbers, credit card data and other personal identification information ("PII") is collected, processed and stored in our systems. Our treatment of such information is subject to contractual restrictions and federal, state and foreign data privacy laws and regulations. We have implemented steps designed to protect against unauthorized access to such information, and comply with these laws and regulations. Because of the inherent risks and complexities involved in protecting this information, the steps we have taken to protect PII may not be sufficient to prevent the misappropriation or improper disclosure of such PII. If such misappropriation or disclosure were to occur, our business could be harmed through reputational injury, litigation and possible damages claimed by the affected end customers, including in some cases costs related to customer notification and fraud monitoring, or potential fines from regulatory authorities. We may need to incur significant costs or modify our business practices and/or our services in order to comply with these data privacy and protection laws and regulations in the future. Even the mere perception of a security breach or inadvertent disclosure of PII could adversely affect our business and results of operations. In addition, third party vendors that we engage to perform services for us may unintentionally release PII or otherwise fail to comply with applicable laws and regulations. Our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Concerns about the security of online transactions and the privacy of PII could deter consumers from transacting business with us on the Internet. The occurrence of any of these events could have an adverse effect on our business, financial position, and results of operations.

Fraudulent Internet transactions could negatively impact our business.

        Our business may be exposed to risks associated with Internet credit card fraud and identity theft that could cause us to incur unexpected expenditures and loss of revenues. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions we process, that merchant does not obtain a cardholder's signature. Although our customers currently bear the risk for a fraudulent credit card transaction, in the future we may be forced to share some of that risk and the associated costs with our customers. To the extent that technology upgrades or other expenditures are required to prevent credit card fraud and identity theft, we may be required to bear the costs associated with such expenditures. In addition, to the extent that credit card fraud and/or identity theft cause a decline in business transactions over the Internet generally, both the business of our customers and our business could be adversely affected.

If the wireless services industry experiences a decline in subscribers, our business may suffer.

        The wireless services industry has faced an increasing number of challenges, including a slowdown in new subscriber growth. Revenues from services performed for customers in the wireless services industry accounted for 67% and 48% of our revenues for the six months ended June 30, 2014 and year ended December 31, 2013, respectively. A continued slowdown in subscriber growth in the wireless services industry could adversely affect our business growth.

The consolidation in the communications industry can reduce the number of actual and potential customers and adversely affect our business.

        The communications industry continues to experience consolidation and an increased formation of alliances among CSPs and between CSPs and other entities. Should one or more of our significant customers consolidate or enter into an alliance with an entity or decide to either use a different service provider or to manage its transactions internally, this could have a negative material impact on our business. Any such consolidations, alliances or decisions to manage transactions internally may cause us to lose customers or require us to reduce prices as a result of enhanced customer leverage, which would have a material adverse effect on our business. We may not be able to offset the effects of any price reductions. We may not be able to expand our customer base to make up any revenue declines if we lose customers or if our transaction volumes decline.

If we fail to compete successfully with existing or new competitors, our business could be harmed.

        If we fail to compete successfully with established or new competitors, it could have a material adverse effect on our results of operations and financial condition. The communications industry is highly competitive and fragmented, and we expect competition to increase. We compete with independent providers of information systems and services and with the in-house departments of our OEMs and communications services companies' customers. Rapid technological changes, such as advancements in software integration across multiple and incompatible systems, and economies of scale may make it more economical for CSPs, MSOs or OEMs to develop their own in-house processes and systems, which may render some of our products and services less valuable or eventually obsolete. Our competitors include firms that provide comprehensive information systems and managed services solutions, systems integrators, clearinghouses and service bureaus. Many of our competitors have long operating histories, large customer bases, substantial financial, technical, sales, marketing and other resources and strong name recognition.

        Current and potential competitors have established, and may establish in the future, cooperative relationships among themselves or with third parties to increase their ability to address the needs of our current or prospective customers. In addition, our competitors have acquired, and may continue to acquire in the future, companies that may enhance their market offerings. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. As a result, our competitors may be able to adapt more quickly than us to new or emerging technologies and changes in customer requirements, and may be able to devote greater resources to the promotion and sale of their products. These relationships and alliances may also result in transaction pricing pressure which could result in large reductions in the selling prices of our products and services. Our competitors or our customers' in-house solutions may also provide services at a lower cost, significantly increasing pricing pressure on us. We may not be able to offset the effects of this potential pricing pressure. Our failure to adapt to changing market conditions and to compete successfully with established or new competitors may have a material adverse effect on our results of operations and financial condition. In particular, a failure to offset competitive pressures brought about by competitors or in-house solutions developed by our customers could result in a substantial reduction in or the outright termination of our contract with some of our customers, which would have a significant, negative and material impact on our business.

Failures or interruptions of our systems and services could materially harm our revenues, impair our ability to conduct our operations and damage relationships with our customers.

        Our success depends on our ability to provide reliable services to our customers and process a high volume of transactions in a timely and effective manner. Although we operate disaster recovery solutions in our Tucson, Arizona and in our Terremark co-location facilities that are used to provide hot sites for real time data backup and disaster recovery purposes, our network operations are currently located in a single facility in Bethlehem, Pennsylvania that is susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of, among other things:

  •
  damage to or failure of our computer software or hardware or our connections and outsourced service arrangements with third parties;

  •
  errors in the processing of data by our system;

  •
  computer viruses or software defects;

  •
  physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;

  •
  fire, cyber-attack, terrorist attack or other catastrophic event;

  •
  increased capacity demands or changes in systems requirements of our customers; or

  •
  errors by our employees or third-party service providers.

        We have acquired a number of companies, products, services and technologies over the last several years. While we make significant efforts to address any IT security issues with respect to our acquisitions, we may still inherit certain risks when we integrate these acquisitions. In addition, our business interruption insurance may be insufficient to compensate us for losses or liabilities that may occur. Any interruptions in our systems or services could damage our reputation and substantially harm our business and results of operations.

If we fail to meet our service level obligations under our service level agreements, we would be subject to penalties and could lose customers.

        We have service level agreements with many of our customers under which we guarantee specified levels of service availability. These arrangements involve the risk that we may not have adequately estimated the level of service we will in fact be able to provide. If we fail to meet our service level obligations under these agreements, we would be subject to penalties, which could result in higher than expected costs, decreased revenues and decreased operating margins. We could also lose customers.

Economic, political and market conditions can adversely affect our business, results of operations and financial condition.

        Our business is influenced by a range of factors that are beyond our control and that we have no comparative advantage in forecasting. These include but are not limited to general economic and business conditions, the overall demand for cloud-based products and service, general political developments and currency exchange rate fluctuations. Economic uncertainty may exacerbate negative trends in consumer spending and may negatively impact the businesses of certain of our customers, which may cause a reduction in their use of our platforms or increase their likelihood of defaulting on their payment obligations, and therefore a reduction in our revenues. These conditions and uncertainty about future economic conditions may make it challenging for us to forecast our operating results, make business decisions and identify the risks that may affect our business, financial conditions and results of operations. In addition, changes in these conditions may result in a more competitive environment, resulting in possible pricing pressures.

We are exposed to our customers' credit risk.

        We are subject to the credit risk of our customers and customers with liquidity issues may lead to bad debt expense for us. Most of our sales are on an open credit basis, with typical payment terms of between 45 and 60 days in the United States and, because of local customs or conditions, longer payment terms in some markets outside the United States. We use various methods to screen potential customers and establish appropriate credit limits, but these methods cannot eliminate all potential bad credit risks and may not prevent us from approving applications that are fraudulently completed. Moreover, businesses that are good credit risks at the time of application may become bad credit risks over time and we may fail to detect this change. We maintain reserves we believe are adequate to cover exposure for doubtful accounts. If we fail to adequately assess and monitor our credit risks, we could experience longer payment cycles, increased collection costs and higher bad debt expense. A decrease in accounts receivable resulting from an increase in bad debt expense could adversely affect our liquidity. Our exposure to credit risks may increase if our customers are adversely affected by a difficult macroeconomic environment, or if there is a continuation or worsening of the economic environment. Although we have programs in place that are designed to monitor and mitigate the associated risk, including monitoring of particular risks in certain geographic areas, there can be no assurance that such programs will be effective in reducing our credit risks or the incurrence of additional losses. Future and additional losses, if incurred, could harm our business and have a material adverse effect on our business operating results and financial condition. Additionally, to the degree that the current or future credit markets makes it more difficult for some customers to obtain financing, those customers' ability to pay could be adversely impacted, which in turn could have a material adverse impact on our business, operating results and financial condition.

The financial and operating difficulties in the telecommunications sector may negatively affect our customers and our company.

        The telecommunications sector has faced significant challenges resulting from significant changes in technology and consumer behavior, excess capacity, poor operating results and financing difficulties. The sector's financial status has at times been uncertain and access to debt and equity capital has been seriously limited. The impact of these events on us could include slower collection on accounts receivable, higher bad debt expense, uncertainties due to possible customer bankruptcies, lower pricing on new customer contracts, lower revenues due to lower usage by the end customer and possible consolidation among our customers, which will put our customers and operating performance at risk. In addition, because we operate in the communications sector, we may also be negatively impacted by limited access to debt and equity capital.

Our reliance on third-party providers for communications software, services, hardware and infrastructure exposes us to a variety of risks we cannot control.

        Our success depends on software, equipment, network connectivity and infrastructure hosting services supplied by our vendors and customers. In addition, we rely on third-party vendors to perform a substantial portion of our exception handling services. We may not be able to continue to purchase the necessary software, equipment and services from vendors on acceptable terms or at all. If we are unable to maintain current purchasing terms or ensure service availability with these vendors and customers, we may lose customers and experience an increase in costs in seeking alternative supplier services.

        Our business also depends upon the capacity, reliability and security of the infrastructure owned and managed by third parties, including our vendors and customers that are used by our technology interoperability services, network services, number portability services, call processed services and enterprise solutions. We have no control over the operation, quality or maintenance of a significant portion of that infrastructure and whether those third parties will upgrade or improve their software, equipment and services to meet our and our customers' evolving requirements. We depend on these companies to maintain the operational integrity of our services. If one or more of these companies is unable or unwilling to supply or expand its levels of services to us in the future, our operations could be severely interrupted. In addition, rapid changes in the communications industry have led to industry consolidation. This consolidation may cause the availability, pricing and quality of the services we use to vary and could lengthen the amount of time it takes to deliver the services that we use.

Our failure to protect confidential information and our network against security breaches could damage our reputation and substantially harm our business and results of operations.

        Security threats are a particular challenge to companies like us whose business is technology products and services. The encryption and authentication technology licensed from third parties on which we rely to securely transmit confidential information, including credit card numbers, may not adequately protect customer transaction data. A cyber-attack or any other security incident that allows unauthorized access to or modification of our customers' data or our own data or our IT systems or if the services we provide to our customers were disrupted, or if our products or services are perceived as having security vulnerabilities, could damage our reputation and expose us to risk of loss or litigation and possible liability or fines which could substantially harm our business and results of operations. In addition, anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. As a result, we may need to expend significant resources to protect against security breaches or to address problems caused by breaches.

If we are unable to protect our intellectual property rights, our competitive position could be harmed or we could be required to incur significant expenses to enforce our rights.

        Our success depends to a significant degree upon the protection of our software and other proprietary technology rights, particularly with respect to our Activation Services and Synchronoss Personal Cloud™ platforms. We rely on trade secret, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. We also regularly file patent applications to protect inventions arising from our research and development, and have obtained a number of patents in the United States and other countries. There can be no assurance that our patent applications will be approved, that any issued patents will adequately protect our intellectual property or that such patents will not be challenged by third parties. Also, much of our business and many of our solutions rely on key technologies developed or licensed by third or other parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties at all or on reasonable terms. The steps we have taken to protect our intellectual property may not prevent misappropriation of our proprietary rights or the reverse engineering of our solutions. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in other countries are uncertain and may afford little or no effective protection of our proprietary technology. Consequently, we may be unable to prevent our proprietary technology from being exploited abroad, which could require costly efforts to protect our technology. Policing the unauthorized use of our products, trademarks and other proprietary rights is expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management resources, either of which could materially harm our business. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

Claims by others that we infringe their proprietary technology could harm our business.

        Third parties could claim that our current or future products or technology infringe their proprietary rights. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors providing software and services to the communications industry increases and overlaps occur. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, and could distract our management from our business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from offering our products or services. Any of these events could seriously harm our business. Third parties may also assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers. We also are generally obligated to indemnify our customers if our services infringe the proprietary rights of third parties.

        If anyone asserts a claim against us relating to proprietary technology or information, while we might seek to license their intellectual property, we might not be able to obtain a license on commercially reasonable terms or on any terms. In addition, any efforts to develop non-infringing technology could be unsuccessful. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from offering our services and could therefore seriously harm our business.

We may seek to acquire companies or technologies, which could disrupt our ongoing business, disrupt our management and employees and adversely affect our results of operations.

        We have made, and in the future intend to make, acquisitions of, and investments in, companies, technologies or products in existing, related or new markets for us which we believe may enhance our market position or strategic strengths. However, we cannot be sure that any acquisition or investment will ultimately enhance our products or strengthen our competitive position. Acquisitions involve numerous risks, including but not limited to:

  •
  diversion of management's attention from other operational matters;

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  inability to identify acquisition candidates on terms acceptable to us or at all, or inability to complete acquisitions as anticipated or at all;

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  inability to realize anticipated benefits;

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  failure to commercialize purchased technologies;

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  inability to capitalize on characteristics of new markets that may be significantly different from our existing markets;

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  exposure to operational risks, rules and regulations to the extent such activities are located in countries where we have not historically done business;

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  inability to obtain and protect intellectual property rights in key technologies;

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  ineffectiveness of an acquired company's internal controls;

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  impairment of acquired intangible assets as a result of technological advancements or worse-than-expected performance of the acquired company or its product offerings;

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  unknown, underestimated and/or undisclosed commitments or liabilities;

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  excess or underutilized facilities; and

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  ineffective integration of operations, technologies, products or employees of the acquired companies.

        In addition, acquisitions may disrupt our ongoing operations and increase our expenses and harm our results of operations or financial condition. Future acquisitions could also result in potentially dilutive issuances of equity securities, the incurrence of debt, which may reduce our cash available for operations and other uses, an increase in contingent liabilities or an increase in amortization expense related to identifiable assets acquired, each of which could materially harm our business, financial condition and results of operations.

Our expansion into international markets may be subject to uncertainties that could increase our costs to comply with regulatory requirements in foreign jurisdictions, disrupt our operations and require increased focus from our management.

        Our growth strategy includes the growth of our operations in foreign jurisdictions. International operations and business expansion plans are subject to numerous additional risks, including economic and political risks in foreign jurisdictions in which we operate or seek to operate, difficulty in enforcing contracts and collecting receivables through some foreign legal systems, unexpected changes in legal and regulatory requirements, differing technology standards and pace of adoption, fluctuations in currency exchange rates, varying regional and geopolitical business conditions and demands and the difficulties associated with managing a large organization spread throughout various countries and the differences in foreign laws and regulations, including foreign tax, data privacy requirement, anti-competition, intellectual property, labor, contract, trade and other laws. Additionally, compliance with international and U.S. laws and regulations that apply to our international operational may increase our cost of doing business in foreign jurisdictions. Violation of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, or prohibitions on the conduct of our business. As a result of the growth of our operations in foreign jurisdictions, we are subject to the Foreign Corrupt Practices Act ("FCPA") and other laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business. Our international activities create the risk of unauthorized payments or offers of payments in violation of the FCPA by one of our employees, consultants, sales agents or distributors, because these parties are not always subject to our control. Any violations of the FCPA could result in significant fines, criminal sanctions against us or our employees, and prohibitions on the conduct of our business, including our business with the U.S. government. As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could adversely affect our international operations and, consequently, our operating results.

Our expansion into international markets may expose us to risks associated with fluctuations in foreign currency exchange rates that could adversely affect our business.

        We consider the U.S. dollar to be our functional currency. However, as we expand our operations into international markets a portion of our revenues and/or operating costs may be incurred outside the United States in other currencies. In such event, fluctuations in exchange rates between the currencies in which such revenues and/or costs may occur and the U.S. dollar may have a material adverse effect on our results of operations and financial condition. In addition, from time to time following our expansion into international markets we may experience increases in the costs of our operations outside the United States, as expressed in U.S. dollars, which could have a material adverse effect on our results of operations and financial condition. Further, the imposition of restrictions on the conversion of foreign currencies could also have a material adverse effect on our business, results of operations and financial condition.

We must recruit and retain our key management and other key personnel and our failure to recruit and retain qualified employees could have a negative impact on our business.

        We believe that our success depends in part on the continued contributions of our senior management and other key personnel to generate business and execute programs successfully. In addition, the relationships and reputation that these individuals have established and maintain with our customers and within the industry in which we operate contribute to our ability to maintain good relations with our customers and others within the industry. The loss of any members of senior management or other key personnel could materially impair our ability to identify and secure new contracts and otherwise effectively manage our business. Further, in the technology industry, there is substantial and continuous competition for highly skilled business, product development, technical and other personnel. Competition for qualified personnel at times can be intense and as a result we may not be successful in attracting and retaining the personnel we require, which could have a material adverse effect on our ability to meet our commitments and new product delivery objectives.

Our inability to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and could harm our business.

        We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products and enhancements to our platform or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. Furthermore, if we engage in debt financing, the holders of debt would have priority over the holders of common stock, and we may be required to accept terms that restrict our ability to incur additional indebtedness. We may also be required to take other actions that would otherwise be in the interests of the debt holders and force us to maintain specified liquidity or other ratios, any of which could harm our business, results of operations and financial condition. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

  •
  develop or enhance our products and platform;

  •
  acquire complementary technologies, products or businesses;

  •
  expand operations, in the United States or internationally; or

  •
  respond to competitive pressures or unanticipated working capital requirements.

        Our failure to do any of these things could harm our business, financial condition and results of operations.

We continue to incur significant costs as a result of operating as a public company, and our management is required to devote substantial time to new and ongoing compliance initiatives.

        We operate as a public company, and will continue to incur significant legal, accounting and other expenses as we comply with the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Global Market, including recent changes under the Dodd-Frank Wall Street Reform and Consumer Protection Act. These rules impose various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will continue to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as executive officers.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include in our annual report our assessment of the effectiveness of our internal control over financial reporting and our audited financial statements as of the end of each fiscal year. We successfully completed our assessment of our internal control over financial reporting as of December 31, 2013. Our continued compliance with Section 404 will require that we incur substantial expense and expend significant management time on compliance related issues. We currently do not have an internal audit group and we will evaluate the need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. In future years, if we fail to timely complete this assessment, there may be a loss of public confidence in our internal control, the market price of our stock could decline and we could be subject to regulatory sanctions or investigations by the Nasdaq Global Market, the Securities and Exchange Commission or other regulatory authorities, which would require additional financial and management resources. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to timely meet our regulatory reporting obligations.

Our financial condition and results of operations could be adversely affected if we do not effectively manage future debt.

        In September 2013, we entered into a credit agreement (our "credit facility") with JP Morgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent and Capital One, National Association and KeyBank National Association, as co-documentation agents. Our credit facility, which will be used for general corporate purposes, is a $100.0 million unsecured revolving line of credit that matures in September 2018. We have the right to request an increase in the aggregate principal amount of our credit facility to $150.0 million. As of August 5, 2014, we have drawn down a total of $40.0 million from our credit facility. As a result of our credit facility, we may be able to incur substantial indebtedness in the future. Our incurrence of substantial indebtedness could:

  •
  make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments;

  •
  limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

  •
  limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

  •
  require us to use a substantial portion of our cash flow from operations to make debt service payments;

  •
  limit our flexibility to plan for, or react to, changes in our business and industry; and

  •
  increase our vulnerability to the impact of adverse economic and industry conditions.

        Assuming the sale of all notes pursuant to this prospectus, we will have additional indebtedness equal to approximately $200.0 million (or $230.0 million if the underwriters' over-allotment is exercised in full) without giving effect to the use of proceeds in connection with this offering. Our failure to comply with the covenants under our credit facility or the notes could result in an event of default and the acceleration of any debt then outstanding under our credit facility or the notes. Any declaration of an event of default could significantly harm our business and prospects and could cause our stock price to decline. Insufficient funds may require us to delay, scale back, or eliminate some or all of our activities.

Changes in, or interpretations of, accounting principles could result in unfavorable accounting charges.

        We prepare our consolidated financial statements in conformity with U.S. generally accepted accounting principles. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles. A change in these principles, or their interpretation, could have a significant effect on our reported results and may even retroactively affect previously reported results. Our accounting principles that recently have been or may be affected by changes in accounting principles are: (i) accounting for stock-based compensation; (ii) accounting for income taxes; (iii) accounting for business combinations and goodwill; (iv) revenue recognition guidance; and (v) accounting for foreign currency translation.

Changes in, or interpretations of, tax rules and regulations, could adversely affect our effective tax Rates.

        Unanticipated changes in our tax rates could affect our future results of operations. Our future effective tax rates could be unfavorably affected by changes in tax laws or the interpretation of tax laws or by changes in the valuation of our deferred tax assets and liabilities. It is possible that future requirements, including the recently proposed implementation of International Financial Reporting Standards, or IFRS, could change our current application of U.S. generally accepted accounting principles ("GAAP"), resulting in a material adverse impact on our financial position or results of operations. In addition, we are subject to the continued examination of our income tax returns by the Internal Revenue Service ("IRS") and other tax authorities. We regularly assess the likelihood of outcomes resulting from these examinations, if any, to determine the adequacy of our provision for income taxes. We believe such estimates to be reasonable, but there can be no assurance that the final determination of any of these examinations will not have an adverse effect on our operating results and financial position.

Our stock price may continue to experience significant fluctuations.

        Our stock price, like that of other technology companies, continues to fluctuate greatly. Our stock price can be affected by many factors such as quarterly increases or decreases in our earnings, speculation in the investment community about our financial condition or results of operations and changes in revenue or earnings estimates, announcement of new services, technological developments, alliances, or acquisitions by us. Additionally, the price of our common stock may continue to fluctuate greatly in the future due to factors that are non-company specific, such as the decline in the United States and/or international economies, acts of terror against the United States or other jurisdictions where we conduct business, war or due to a variety of company specific factors, including quarter to quarter variations in our operating results, shortfalls in revenue, gross margin or earnings from levels projected by securities analysts and the other factors discussed in these risk factors.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We currently have research coverage by securities and industry analysts. If one or more of the analysts who covers us downgrades our stock or states a view that our business prospects are reduced, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, interest in the purchase of our stock could decrease, which could cause our stock price or trading volume to decline.

Delaware law and provisions in our restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer or proxy contest difficult, therefore depressing the trading price of our common stock.

        We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our restated certificate of incorporation and bylaws:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

  •
  prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of the stock to elect some directors;

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  establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following election;

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  require that directors only be removed from office for cause;

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  provide that vacancies on the Board of Directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

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  limit who may call special meetings of stockholders;

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  prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders; and

  •
  establish advance notice requirements for nominating candidates for election to the Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Risks Related to the Notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

        The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; rank equal in right of payment to any of our senior indebtedness that is not so subordinated; be effectively subordinated in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and be structurally subordinated in right of payment to all indebtedness and other liabilities (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets, and the assets of our subsidiaries will be available to pay obligations on the notes only after all claims senior to the notes have been paid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities. As of June 30, 2014, our total consolidated indebtedness was $10.9 million, which consisted of capital leases. As of June 30, 2014, we had $100.0 million of availability remaining under our credit facility. On July 2, 2014, we borrowed $40.0 million dollars under our credit facility. After giving effect to the issuance of the notes (assuming no exercise of the underwriters' over-allotment option), our total consolidated indebtedness would have been $210.9 million as of June 30, 2014. In addition, our subsidiaries had $1.1 million of liabilities (defined as trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated as of June 30, 2014. In addition, certain of our subsidiaries guarantee our obligations under our credit facility, which guarantees are structurally senior to the notes.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to service our debt.

        Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive.

        In September 2013, we entered into a credit agreement with JP Morgan Chase Bank, N.A., as administrative agent, and other agents and lenders thereto, referred to as our revolving credit facility, under which we have $100.0 million unsecured revolving line of credit that matures on September 27, 2018, which may be increased to $150.0 million upon our request. We currently have $40.0 million outstanding under this revolving credit facility, which we expect to repay with the proceeds of this offering. See "Use of Proceeds." There can be no assurance that we will be able to repay any outstanding indebtedness when due.

        Our ability to refinance our indebtedness, including our revolving credit facility and the notes offered hereby, will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

        In addition, this indebtedness could, among other things:

  •
  make it difficult for us to pay other obligations;

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  make it difficult to obtain favorable terms for any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to service the indebtedness, reducing the amount of cash flow available for other purposes; and

  •
  limit our flexibility in planning for and reacting to changes in our business.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

        We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

        The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, which generally restricts short selling when the price of a "covered security" triggers a "circuit breaker" by falling 10% or more from the security's closing price as of the end of regular trading hours on the prior day, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a "Limit Up-Limit Down" mechanism, which prevents trades in individual listed equity securities from occurring outside of specific price bands during regular trading hours, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes, to effect short sales of our common stock, borrow our common stock, or enter into swaps on our common stock could adversely affect the trading price and liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

        The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

We may still incur substantially more debt or take other actions which would intensify the risks discussed above.

        We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon repurchase of the notes.

        Holders of the notes will have the right to require us to purchase their notes upon the occurrence of a fundamental change at 100% of their principal amount, plus accrued and unpaid interest, if any, as described under "Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes." However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of the notes surrendered therefor. In addition, our ability to repurchase the notes may be limited by law, regulatory authority or agreements governing our other indebtedness.

        Our failure to repurchase the notes at a time when the repurchase is required by the indenture, would constitute a default under such indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

Future sales of our common stock in the public market or issuance of additional stock in connection with acquisitions or otherwise could lower the market price for our common stock and adversely impact the trading price of the notes.

        In the future, we may sell additional shares of our common stock to raise capital or issue stock in connection with acquisitions. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of stock options, the vesting of restricted stock awards and upon conversion of the notes offered hereby. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

        In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock by holders of the notes. The hedging or arbitrage could, in turn, affect the trading price of the notes, or any common stock that holders receive upon conversion of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

        Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) but will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the holder's receipt of shares of common stock upon conversion of their notes, then such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The notes are not protected by restrictive covenants.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under "Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes," "Description of Notes—Conversion Rights—Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change" and "Description of Notes—Consolidation, Merger and Sale of Assets."

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

        If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under "Description of Notes—Conversion Rights—Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change." The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $150.00 per share or less than $38.67 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate exceed 25.8597 per $1,000 principal amount of notes, subject to adjustment in the same manner as set forth under "Description of Notes—Conversion Rights—Conversion Rate Adjustments."

        Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

        The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under "Description of Notes—Conversion Rights—Conversion Rate Adjustments." However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes, or may otherwise depress the price of our common stock.

        The conversion of some or all of the notes will dilute the ownership interests of existing stockholders because of the shares we are obligated to issue and deliver upon conversion of any of the notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

Provisions in the indenture for the notes may deter or prevent a business combination that may be favorable to you.

        If a fundamental change (as defined in the indenture) occurs prior to the maturity date of the notes, holders of such notes will have the right, at their option, to require us to purchase all or a portion of their notes. In addition, if a fundamental change occurs prior to the maturity date of such notes, we will in some cases be required to increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under such notes. These and other provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you. See "Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes."

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

        Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

        Prior to this offering, there has been no trading market for the notes, and we do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

        We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

        The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations." If you are a Non-U.S. Holder (as defined in "Certain United States Federal Income Tax Considerations"), any deemed dividend would generally be subject to United States federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from subsequent payments on the notes. See "Certain United States Federal Income Tax Considerations."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not of historical fact, including, without limitation, statements regarding our strategy, future operations, future financial position, future revenues, projected costs and expenses, prospects, plans, goals and objectives, may be forward-looking statements. The words "anticipates," "believes," "continues," "designed," "estimates," "expects," "goal," "intends," "likely," "may," "ongoing," "plans," "projects," "pursuing," "seeks," "should," "will," "would" and similar expressions (including the negatives thereof) are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, expectations or objectives disclosed in our forward-looking statements and the assumptions underlying our forward-looking statements may prove incorrect. Therefore, you should not place undue reliance on our forward-looking statements. Actual results or events may differ significantly from the results discussed in the forward-looking statements we make. Factors that might cause such a discrepancy include but are not limited to those discussed below in "Risk Factors." All forward-looking statements in this document are based on information available to us as of the date hereof and we assume no obligation to update any such forward-looking statements.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after payment of the underwriters' discounts and estimated offering expenses payable by us, will be approximately $193.7 million (or approximately $222.9 million if the underwriters exercise their over-allotment option in full).

        We intend to use the net proceeds from this offering to repay $40.0 million of our outstanding indebtedness under our credit facility, for general corporate purposes and potential acquisitions and strategic transactions. Affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities LLC are lenders under our credit facility. See "Underwriting (Conflicts of Interest)."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by the fixed charges.

	Year Ended December 31,					Six Months Ended June 30, 2014
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges(1)	26.42x	8.20x	20.78x	43.75x	25.39x	28.09x

(1)
For the purposes of computing ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest.

 PRICE RANGE OF COMMON STOCK

        Our common stock is listed on The NASDAQ Global Select Market under the symbol "SNCR." The following table sets forth, for the periods indicated, the range of high and low closing sale prices of our common stock as reported on The NASDAQ Global Select Market.

	High	Low
Year Ended December 31, 2012
First Quarter	$38.90	$27.58
Second Quarter	$33.21	$16.89
Third Quarter	$25.33	$17.45
Fourth Quarter	$24.29	$17.08
Year Ended December 31, 2013
First Quarter	$32.00	$20.56
Second Quarter	$32.98	$25.63
Third Quarter	$39.30	$26.61
Fourth Quarter	$38.90	$27.72
Year Ended December 31, 2014
First Quarter	$36.44	$26.12
Second Quarter	$35.22	$28.61
Third Quarter (through August 6, 2014)	$41.98	$32.95

        The last reported sale price of our common stock on August 6, 2014 was $38.67 per share.

        As of August 1, 2014, there were 59 stockholders of record of our common stock.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common or preferred equity. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to the covenants under our credit facility and the notes, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2014 on an actual basis and on an as adjusted basis to give effect to the issuance and sale of $200,000,000 aggregate principal amount of notes in this offering.

	As of June 30, 2014
	Actual	As Adjusted
	(in thousands)
	(unaudited)
Long-term debt:
Convertible Senior Notes due 2019 offered hereby	$—	$200,000
Other long-term liabilities(1)(2)	12,835	52,835
Noncontrolling interests	—	—
Stockholders' equity:
Preferred stock, $0.0001 par value, 10,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.0001 par value, 100,000 shares authorized, 45,565 shares issued and 41,798 outstanding	4	4
Treasury Stock, at cost (3,767 shares)	(66,770)	(66,770)
Additional paid-in capital	415,827	415,827
Accumulated other comprehensive income	(221)	(221)
Retained Earnings	137,767	137,767

Total stockholders' equity	486,607	486,607

Total capitalization	$499,442	$739,442

(1)
Includes $9.8 million of capital lease financing obligations, $665,000 of deferred revenues, $1.6 million of deferred rent and $737,000 of taxes payable.

(2)
On July 2, 2014, we borrowed $40.0 million under our credit facility. We intend to use a portion of the net proceeds from this offering to repay all outstanding amounts under our credit facility.

        The number of shares in the table above excludes:

  •
  an aggregate of 3,599 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2014 under our 2000 Stock Plan, 2006 Equity Incentive Plan and 2010 New Hire Equity Incentive Plan, at a weighted-average exercise price of $25.90; and

  •
  shares of common stock issuable upon conversion of the notes offered hereby.

DESCRIPTION OF NOTES

        We will issue the notes under an indenture to be dated as of August 12, 2014 between us and The Bank of New York Mellon, as trustee (the "trustee"). You may request a copy of the indenture from us as described under "Where You Can Find More Information." The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

        For purposes of this description, references to "we," "our" and "us" refer only to Synchronoss Technologies, Inc. and not to its subsidiaries.

General

        The notes:

  •
  will be our general unsecured, senior obligations;

  •
  will initially be limited to an aggregate principal amount of $200.0 million (or $230.0 million if the underwriters' over-allotment option is exercised in full);

  •
  will bear cash interest from August 12, 2014 at an annual rate of 0.75% payable on February 15 and August 15 of each year, beginning on February 15, 2015;

  •
  will not be redeemable prior to maturity;

  •
  will be subject to purchase by us at the option of the holders following a fundamental change (as defined below under "Fundamental Change Permits Holders to Require Us to Purchase Notes"), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date;

  •
  will mature on August 15, 2019, unless earlier converted or repurchased;

  •
  will be issued in denominations of $1,000 and multiples of $1,000 above that amount; and

  •
  will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See "Book-entry, Settlement and Clearance."

        The notes may be converted at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date into shares of our common stock at an initial conversion rate of 18.8072 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $53.17 per share of common stock). The conversion rate is subject to adjustment if certain events occur. You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

        The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under "Fundamental Change Permits Holders to Require Us to Purchase Notes" and "Consolidation, Merger and Sale of Assets" below and except for the provisions set forth under "Conversion Rights—Adjustment to the Conversion Rate Upon Conversion in Connection with a

Make-whole Fundamental Change," the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

        We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

        We will cause all notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee in accordance with its customary procedures. Except with respect to the notes surrendered for registration of transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered "outstanding" under the indenture upon their repurchase.

        We do not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

        We will pay principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

        We will pay principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $2,000,000, either by check mailed to each holder or, upon written application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

        A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

        The registered holder of a note will be treated as the owner of such note for all purposes.

Interest

        The notes will bear cash interest at a rate of 0.75% per year until maturity. Interest on the notes will accrue from August 12, 2014 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2015.

        Interest will be paid to the person in whose name a note is registered at the close of business on February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date (each, a "regular record date"). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months, and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

        If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which commercial banking institutions in the City of New York or at a place of payment are authorized or required by law or executive order to close or be closed.

        Unless the context otherwise requires, all references to interest in this "Description of Notes" include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under "Events of Default."

Ranking

        The notes will be our general unsecured obligations and rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) incurred by our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of us, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

        As of June 30, 2014, our total consolidated indebtedness was $10.9 million, which consisted of capital leases. As of June 30, 2014, we had $100.0 million of availability remaining under our senior unsecured revolving credit facility. On July 2, 2014, we borrowed $40.0 million under our credit facility. After giving effect to the issuance of the notes (assuming no exercise of the underwriters' over-allotment option), our total consolidated indebtedness would have been $210.9 million as of June 30, 2014. In addition, our subsidiaries had $1.1 million of liabilities (defined as trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated as of June 30, 2014. In addition, certain of our subsidiaries guarantee our obligations under our credit facility, which guarantees are structurally senior to the notes.

No Redemption

        We may not redeem the notes prior to the maturity date, and no "sinking fund" is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Conversion Rights

  General

        A holder may convert all or any portion of its notes into shares of our common stock at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The conversion rate will initially be 18.8072 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $53.17 per share of common stock). The trustee will initially act as the conversion agent.

        "Scheduled trading day" means a day that is scheduled to be a trading day on the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, "scheduled trading day" means a "business day."

        "Trading day" means a day on which (i) there is no "market disruption event" (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock (or other reference property (as defined under "—Recapitalizations, Reclassifications and Changes of Our Common Stock")) is not so listed or traded, "trading day" means a "business day."

        "Market disruption event" means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

        The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder's notes so long as the notes converted are a multiple of $1,000 principal amount.

        If a holder of notes has submitted notes for purchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its purchase election.

        Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares as described under "Settlement Upon Conversion." Our payment and delivery, as the case may be, to you of the full number of shares of our common stock, together with a cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

        As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding their conversion. Notes, surrendered for conversion during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

  •
  for conversions following the regular record date immediately preceding the maturity date;

  •
  if we have specified a fundamental change purchase date that is after a record date and on or prior to the business day immediately following the corresponding interest payment date; or

  •
  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

        If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

  Conversion Procedures

        If you hold a beneficial interest in a global note, to convert you must comply with DTC's procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

        If you hold a certificated note, to convert you must:

  •
  complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

  •
  deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

        We refer to the date you comply with the relevant procedures for conversion described above as the "conversion date."

        If a holder has already delivered a purchase notice as described under "Fundamental Change Permits Holders to Require Us to Purchase Notes" with respect to a note, the holder may not surrender that note for conversion (except to the extent that a portion of the holder's note is not subject to such purchase notice) until the holder has withdrawn the notice in accordance with the indenture. If a holder submits its notes for required repurchase, the holder's right to withdraw the purchase notice and convert the notes that are subject to purchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change purchase date.

  Settlement Upon Conversion

        Except as described under "Adjustments to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change" and "Recapitalizations, Reclassifications and Changes of Our Common Stock," upon conversion of the notes, a holder will receive, on or prior to the third trading day following the conversion date, a number of shares of common stock equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) $1,000, multiplied by (ii) the applicable conversion rate in effect on the conversion date. Notwithstanding the foregoing, we will not deliver any fractional shares of our common stock upon conversion; instead, we will deliver cash in lieu of fractional shares based on the last reported sale price of our common stock on the relevant conversion date (or, if the conversion date is not a trading day, the next following trading day).

        The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over the counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

        Each conversion will be deemed to have been effected as to any notes surrendered for conversion at the close of business on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be deemed the holder of record of such shares as of the close of business on the relevant conversion date.

  Conversion Rate Adjustments

        The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)
If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0	×	OS1

OS0

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1	=	the conversion rate in effect immediately after the close of business on such record date for such dividend or distribution, or immediately after open of business on the effective date of such share split or share combination, as applicable;
OS0	=
the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on the effective date of such share split or combination, as applicable; and
OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

        Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or combination of the type described in this clause (1) is announced but the outstanding shares of our common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(2)
If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 45 calendar days after the record date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0	×	OS0 + X

OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such issuance;
CR1	=	the conversion rate in effect immediately after the close of business on the record date;
OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

        Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such record date for such issuance had not occurred.

        For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)
If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•
dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•
dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;

•
distributions of reference property in a transaction described in "—Recapitalizations, Reclassifications and Changes of Our Common Stock;" and

•
spin-offs as to which the provisions set forth below in this clause (3) shall apply;

  then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0 SP0 - FMV

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;
CR1	=	the conversion rate in effect immediately after the close of business on such record date;
SP0	=
the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV	=
the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

        If "FMV" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

        Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

        If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

  •
  we will not adjust the conversion rate pursuant to the clauses above until the earliest of these triggering events occurs; and

  •
  we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire or are terminated.

        With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a "spinoff," the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0 MP0

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the last trading day of the valuation period (as defined below);
CR1	=	the conversion rate in effect immediately after the close of business on the last trading day of the valuation period;
FMV0	=
the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after, and including, the ex-dividend date of the spin-off (the "valuation period"); and
MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

        The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the applicable conversion rate.

(4)
If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 SP0 - C

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;
SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C	=	the amount in cash per share that we distribute to holders of our common stock.

        If "C" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution. Such increase shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared, effective as of the date our board of directors or a committee thereof determines not to pay such a dividend or distribution.

(5)
If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0	x	AC + (SP1 × OS1)

OS0 × SP1

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR1	=
the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;
OS0	=
the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);
OS1	=
the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

        The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

        Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

        As used in this section, "record date" means, unless the context requires otherwise, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other security) have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the board of directors or by statute, contract or otherwise).

        As used in this section, "ex-dividend date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and "effective date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

        We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

        A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to United States federal income tax as a result of an adjustment or the failure to make an adjustment to the conversion rate. For a discussion of the United States income tax treatment of an adjustment to the conversion rate, see "Certain United States Federal Income Tax Considerations."

        To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  •
  for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest, if any.

        Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

  Recapitalizations, Reclassifications and Changes of Our Common Stock

  In the case of:

  •
  any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

  •
  any consolidation, merger or combination involving us,

  •
  any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

  •
  any statutory share exchange,

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, we, or such successor, purchaser or transferee person, as the case may be, shall execute and deliver to the trustee a supplemental indenture to provide that the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the "reference property") upon such transaction.

        If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. If no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of common stock will be deemed to the reference property into which the notes will be convertible. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under "—Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change"), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

  Adjustments of Prices

        Whenever any provision of the indenture requires us to calculate the last reported sale prices over a span of multiple days (including the "stock price" for purposes of a make-whole fundamental change), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the effective date, the record date, the ex-dividend date or the expiration date, as may be the case, of the event occurs, at any time during the period when the last reported sale prices are to be calculated.

  Adjustment to the Conversion Rate Upon Conversion in Connection with a Make-whole Fundamental Change

        If the "effective date" (as defined below) of a "fundamental change" (as defined below and determined after giving effect to any exceptions or exclusions in such definition, but without regard to the proviso in clause (2) of the definition thereof, a "make-whole fundamental change") occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the "additional shares"), as described below. A conversion of notes will be deemed for these purposes to be "in connection with" such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent (or, in the case of a global note, the relevant notice of conversion in accordance with DTC's applicable procedures) from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th scheduled trading day immediately following the effective date of such make-whole fundamental change).

        Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will pay or deliver, as the case may be, the consideration due upon conversion of such notes, including the additional shares, as described under "—Settlement Upon Conversion." However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the "stock price" (as defined below) for the transaction and will be deemed to be an amount per $1,000 principal amount of notes so converted equal to the applicable conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined by us and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

        The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the "effective date") and the price (the "stock price") paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share.

Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

        The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under "Conversion Rate Adjustments."

        The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$38.67	$40.00	$45.00	$50.00	$53.17	$55.00	$60.00	$70.00	$90.00	$110.00	$130.00	$150.00
August 12, 2014	7.0525	6.5747	5.1053	4.0231	3.4813	3.2089	2.5853	1.7184	0.8082	0.3940	0.1893	0.0837
August 15, 2015	7.0525	6.7827	5.1972	4.0384	3.4626	3.1744	2.5195	1.6241	0.7165	0.3257	0.1432	0.0550
August 15, 2016	7.0525	6.8628	5.1541	3.9189	3.3121	3.0107	2.3333	1.4309	0.5672	0.2277	0.0842	0.0228
August 15, 2017	7.0525	6.8031	4.9452	3.6246	2.9876	2.6753	1.9866	1.1112	0.3579	0.1100	0.0245	0.0000
August 15, 2018	7.0525	6.4630	4.3928	2.9653	2.3036	1.9890	1.3264	0.5805	0.0998	0.0074	0.0000	0.0000
August 15, 2019	7.0525	6.1928	3.4150	1.1928	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

        The exact stock prices and effective dates may not be set forth in the table above, in which case:

  •
  If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

  •
  If the stock price is greater than $150.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

  •
  If the stock price is less than $38.67 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

        Notwithstanding the foregoing, in no event will the conversion rate exceed 25.8597 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under "—Conversion Rate Adjustments."

        Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Purchase Notes

        If a "fundamental change" (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

        A "fundamental change" will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

          (1)   a "person" or "group" within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person or group, as the case may be, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity (provided, however, that this clause (1) shall not apply to any transaction covered in clause (2) below, including any exception thereto); or

          (2)   consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in (A) or (B) where the holders of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of the total voting power of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change; or

          (3)   our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

          (4)   our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

        A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of this transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights (subject to the provisions set forth above under "—Conversion Rights—Settlement Upon Conversion").

        On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

  •
  the events causing a fundamental change;

  •
  the effective date of the fundamental change;

  •
  the last date on which a holder may exercise the purchase right;

  •
  the fundamental change purchase price;

  •
  the fundamental change purchase date;

  •
  the name and address of the paying agent and the conversion agent, if applicable;

  •
  the applicable conversion rate and any adjustments to the applicable conversion rate;

  •
  that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to purchase their notes.

        Simultaneously with providing such notice, we will publish a notice containing this information on our website or through such other public medium as we may use at that time.

        To exercise the fundamental change purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice duly completed, to the paying agent. Your purchase notice must state:

  •
  if certificated, the certificate numbers of your notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

  •
  the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the principal amount, if any, which remains subject to the purchase notice.

        We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then, with respect to the notes that have been properly surrendered for purchase and have not been validly withdrawn:

  •
  the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price, and if the fundamental change purchase date falls after a regular record date but prior to the related interest payment date, the right of the holder of record on such regular record date to receive the related interest payment).

        In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

  •
  comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Exchange Act.

        No notes may be purchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

        The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

        Notwithstanding anything to the contrary in this section, we will not be required to make a fundamental change purchase offer upon a fundamental change if a third party makes the fundamental change purchase offer in the manner, at the times and otherwise in compliance with the requirements set forth in this section and the indenture and purchases all notes properly tendered and not withdrawn under the fundamental change purchase offer (it being understood that such third-party may make a fundamental change purchase offer that is conditioned upon and prior to the occurrence of a fundamental change).

        The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See "Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes." If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

        The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

        Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

        Each of the following is an event of default with respect to the notes:

          (1)   default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

          (2)   default in the payment of principal of any note when due and payable at maturity, upon purchase in connection with a fundamental change, upon declaration of acceleration or otherwise;

          (3)   our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder's conversion right and such conversion default is not cured or such conversion is not rescinded within five business days;

          (4)   our failure to give a fundamental change notice as described under "Fundamental Change Permits Holders to Require Us to Purchase Notes" when due;

          (5)   our failure to comply with our obligations under "Consolidation, Merger and Sale of Assets;"

          (6)   our failure for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or the indenture;

          (7)   default by us or any of our "significant subsidiaries," as defined in Article 1, Rule 1-02 of Regulation S-X, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $15.0 million (or its foreign currency equivalent) in the aggregate of us and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such debt when due and payable after any applicable grace period at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

          (8)   certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries; and

          (9)   a final judgment for the payment of $15.0 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not paid, discharged or stayed within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

        If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the written request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

        Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our reporting obligations as set forth under "Reports" below will, for the first 360 calendar days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to (i) 0.25% per annum of the principal amount of the notes outstanding for each day during the first 180 calendar days after the occurrence of such an event of default during which such event of default is continuing and (ii) 0.50% per annum of the principal amount of the notes outstanding for each day from the 181st day to, and including, the 360th calendar day after the occurrence of such an event of default during which such event of default is continuing. If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 361st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 361st day), the notes will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be subject to acceleration as provided above.

        In order to elect to pay the additional interest as the sole remedy during the first 360 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election prior to the beginning of such 360-day period (which period shall not commence until the expiration of the 60-day period set forth in clause (6) above). Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

        If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

        The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal (including the fundamental change purchase price, if applicable) or interest or with respect to the failure to deliver the consideration due upon conversion or any other provision that requires the consent of the affected holder to amend) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Each holder shall have the right to receive payment or delivery, as the case may be, of:

  •
  the principal (including the fundamental change purchase price, if applicable) of;

  •
  accrued and unpaid interest, if any, on; and

  •
  the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal (including the fundamental change purchase price) or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

          (1)   such holder has previously given the trustee written notice that an event of default is continuing;

          (2)   holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

          (3)   such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

          (4)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

        We are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute defaults, their status and what action we are taking or proposing to take in respect thereof. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification reasonably satisfactory to it against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must deliver to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

        Payments of the fundamental change purchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

        Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

          (1)   reduce the amount of notes whose holders must consent to an amendment;

          (2)   reduce the rate of or extend the stated time for payment of interest on any note;

          (3)   reduce the principal of or extend the stated maturity of any note;

          (4)   make any change that adversely affects the conversion rights of any notes;

          (5)   reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

          (6)   make any note payable in currency other than that stated in the note;

          (7)   change the ranking of the notes;

          (8)   impair the right of any holder to receive payment of principal (including the fundamental change purchase price, if applicable) and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

          (9)   impair or adversely affect the right of holders to convert notes or otherwise modify the provisions with respect to conversion, or reduce the conversion rate, subject to such modifications as are required under the indenture; or

          (10) modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of notes.

        Without the consent of any holder, we and the trustee may amend the indenture to:

          (1)   cure any ambiguity, omission, defect or inconsistency;

          (2)   provide for the assumption by a successor corporation of our obligations under the indenture;

          (3)   add guarantees with respect to the notes;

          (4)   secure the notes;

          (5)   add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

          (6)   increase the conversion rate as provided in the indenture or make provisions with respect to conversion rights of holders of the notes as described under "—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock;"

          (7)   make any change that does not adversely affect the rights of any holder;

          (8)   evidence the acceptance or appointment of a successor trustee;

          (9)   comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

          (10) conform the provisions of the indenture to the "Description of Notes" section in the preliminary prospectus, as supplemented by the related pricing term sheet, upon receipt of an officer's certificate setting forth such conformity.

        Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

        We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity, any fundamental change purchase date, upon conversion or otherwise, cash and, if applicable in the case of conversion, shares of common stock, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

        Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

        The trustee and the conversion agent shall not at any time be under any duty or responsibility to any holder to determine the conversion rate or whether any facts exist which may require any adjustment of the conversion rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The trustee and the conversion agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of common stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any note; and the trustee and the conversion agent make no representations with respect thereto. Neither the trustee nor the conversion agent shall be responsible for any failure by us to issue, transfer or deliver any shares of common stock or stock certificates or other securities or property or cash upon the surrender of any note for the purpose of conversion or to comply with any of our duties, responsibilities or covenants contained in the indenture.

Reports

        The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Trustee

        The Bank of New York Mellon is the trustee, security registrar, paying agent, and conversion agent. The Bank of New York Mellon, in each of its capacities, including without limitation as trustee, security registrar, paying agent, and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

        We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

        The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, Settlement and Clearance

  The Global Notes

        The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the "global notes"). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of a global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

  •
  ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in global notes may not be exchanged for notes in physical, fully-registered certificated form except in the limited circumstances described below.

  Book-entry Procedures for the Global Notes

        All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we, the trustee nor the underwriters are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

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  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

  Certificated Notes

        Notes in physical, fully-registered certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

  •
  an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

DESCRIPTION OF CAPITAL STOCK

Common Stock

        We currently have authorized 100,000,000 shares of common stock. As of June 30, 2014, there were 41,798,092 shares of common stock outstanding held of record by 58 stockholders. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

        The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to the section entitled "Where You Can Find More Information" for directions on obtaining these documents.

        Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including, without limitation, the election of our board of directors. Our stockholders have no right to cumulate their votes in the election of directors.

        Dividends. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive ratably those dividends declared from time to time by the board of directors.

        Rights Upon Liquidation. Subject to preferences that may apply to shares of preferred stock outstanding at the time, in the event of liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in assets remaining after payment of liabilities.

        Anti-Takeover Effects of Our Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law. Some provisions of Delaware law and our restated certificate of incorporation and bylaws could make the following transactions more difficult: our acquisition by means of a tender offer; our acquisition by means of a proxy contest or otherwise; or removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, and also are intended to provide management with flexibility to enhance the likelihood of continuity and stability in our composition if our board of directors determines that a takeover is not in our best interests or the best interests of our stockholders.

  •
  Election and Removal of Directors.  Our board of directors is divided into three classes serving staggered three year terms. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because generally at least two stockholders' meetings will be required for stockholders to effect a change in control of the board of directors. Our restated certificate of incorporation and our amended and restated bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. Under our restated certificate of incorporation, vacancies and newly created directorships on the board of directors may be filled only by a majority of the directors then serving on the board, and under our amended and restated bylaws, directors may be removed by the stockholders only for cause.

  •
  Stockholder Meetings.  Under our amended and restated bylaws, only the board of directors, the Chairman of the board or our Chief Executive Officer may call special meetings of stockholders.

  •
  Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

  •
  Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination of interested stockholder status did own, 15% or more of the corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

  •
  Elimination of Stockholder Action by Written Consent. Our restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

  •
  Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

  •
  Amendment of Charter Provisions.  The amendment of certain of the above provisions in our restated certificate of incorporation requires approval by holders of at least two-thirds of our outstanding common stock.

        Transfer Agent and Registrar. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

        Listing. Our common stock is listed on The NASDAQ Global Select Market under the symbol "SNCR."

Preferred Stock

        We currently have authorized 10,000,000 shares of preferred stock, all of which are undesignated, and none of which are issued or outstanding as of the date of this prospectus. As of the date of this prospectus, we do not have any equity securities that would be senior to, or on par with, our authorized preferred stock.

        Under Delaware law and our restated certificate of incorporation, our board of directors is authorized, without stockholder approval, to issue shares of preferred stock from time to time in one or more series. Subject to limitations prescribed by Delaware law and our restated certificate of incorporation and amended and restated bylaws, the board of directors can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications and special or relative rights or privileges of that series. These may include provisions concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board. The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable.

        Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of those shares.

        If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

  •
  the title and stated value;

  •
  the number of shares offered, the liquidation preference per share, and the purchase price;

  •
  the dividend rate(s), period(s), and/or payment date(s), or method(s) of calculation for such dividends;

  •
  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

  •
  the procedures for any auction and remarketing, if any;

  •
  the provisions for a sinking fund, if any;

  •
  any listing of the preferred stock on any securities exchange or market;

  •
  whether the preferred stock will be convertible into Synchronoss common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

  •
  whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

  •
  voting rights, if any, of the preferred stock;

  •
  a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

  •
  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution, or winding up of the affairs of Synchronoss; and

  •
  any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution, or winding up of Synchronoss.

        Transfer Agent and Registrar.    The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and common stock into which the notes are convertible, as of the date hereof. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below.

        This summary is limited to holders who purchase notes upon their initial issuance at their initial issue price and who hold the notes and the common stock into which such notes are convertible as capital assets. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances. Furthermore, this summary does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction, any U.S. federal estate or gift tax rules. In addition, this discussion does not address tax considerations applicable to a holder that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies, or other financial institutions;

  •
  regulated investment companies or real estate investment trusts;

  •
  persons subject to the alternative minimum tax;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  certain former citizens or former long-term residents of the United States;

  •
  U.S. holders, as defined below, whose functional currency is not the U.S. dollar;

  •
  a person who is an investor in a pass-through entity;

  •
  a "controlled foreign corporation;"

  •
  a "passive foreign investment company;"

  •
  persons who hold the notes or common stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction; or

  •
  persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of the notes and common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction.

U.S. Holders

        The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes or the common stock. "U.S. holder" means a beneficial owner of our notes or our common stock that is:

  •
  an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, holds our notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or common stock, you should consult your own tax advisor.

  Interest

        In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a de minimis amount, the holder will be required to include such excess in income as "original issue discount" over the term of the instrument, irrespective of the holder's regular method of tax accounting. We believe, and the remainder of this discussion assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes. In such case, you will be required to include interest paid on the notes as ordinary income at the time it is paid or accrued, depending upon your regular method of accounting for U.S. federal income tax purposes.

        We may be required to make payments of additional interest in certain circumstances, as described under "Description of Notes—Events of Default." We believe that there is only a remote likelihood that we would be required to pay additional interest and therefore do not intend to treat the notes as subject to the special rules governimg certain "contingent payment" debt instruments. Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position to the IRS in the manner that is required by applicable Treasury Regulations. If our determination is incorrect, and these notes are determined to be contingent payment debt instruments, such determination could affect the timing, amount and character of the income recognized by U.S. holders. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. U.S. holders should consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

  Sale, Exchange, Repurchase or Redemption of the Notes

        Upon the sale, exchange, repurchase, or redemption of a note (other than a conversion into our common stock), you generally will recognize capital gain or loss equal to the difference between the amount you receive (including the amount of cash and the fair market value of any property and less any accrued interest which will be taxable as such) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the cost of the note to you. Any amount attributable to accrued and unpaid interest not previously included in income will be taxable to you as interest, as described above in "—Interest." Any gain or loss that you recognize generally will be treated as long-term capital gain or loss if you have held the notes for more than one year at the time of disposition. Net long-term capital gains of noncorporate U.S. holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Conversion of the Notes

        You generally will not recognize gain or loss upon conversion of the notes into our common stock, except with respect to any cash received in lieu of fractional shares and any shares of our common stock you receive with respect to accrued and unpaid interest. Shares of our common stock you receive with respect to accrued and unpaid interested will be treated as a payment of interest as described above in "—Interest." The receipt of cash for a fractional share generally will result in the recognition of gain or loss equal to the difference between the amount of cash received and your adjusted tax basis allocable to the fractional share.

        Your tax basis in common stock received upon conversion of a note will generally equal your adjusted tax basis in the note at the time of the conversion, plus any income attributable to accrued interest, reduced by any basis allocable to a fractional share. Your holding period for the common stock received will generally include the period during which you held the note.

  Constructive Dividends

        U.S. holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions if the conversion rate of such instruments is adjusted. However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution. Certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of taxable dividends to our stockholders, may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under "—Dividends" below even though you have not received any cash or property as a result of such adjustments. However, it is unclear whether such constructive distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends received deduction applicable to certain dividends paid to corporate holders. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

  Dividends

        Distributions, if any, made on our common stock received upon conversion of the notes generally will be treated as dividends to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by noncorporate U.S. holders, including individuals, are taxed at applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock, and thereafter as capital gain. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

  Sale or Exchange of Common Stock

        Upon the sale or exchange of our common stock received upon conversion of the notes, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Your adjusted tax basis and holding period in common stock received in connection with conversion of notes are determined as discussed above under "—Conversion of the Notes." Any gain or loss that you recognize generally will be treated as long-term capital gain or loss if you have held or are treated as having held the stock for more than one year. Net long-term capital gains of noncorporate U.S. holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Backup Withholding and Information Reporting

        U.S. holders may be subject to IRS information reporting and backup withholding on payments of interest on the notes, dividends on common stock, and proceeds from the sale or other disposition of the notes or common stock. A U.S. holder will be subject to backup withholding on these payments if the U.S. holder fails to provide its taxpayer identification number ("TIN") to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding may be imposed when a noncorporate U.S. holder is not otherwise exempt and the U.S. holder: (i) fails to furnish its TIN; (ii) furnishes an incorrect TIN; or (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends.

        You generally will be entitled to a refund of credit for any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

        Under the indenture, we may be required to provide information available to us to the trustee to permit the trustee to comply with its tax related obligations.

  Medicare Tax

        Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, interest on the notes, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of the notes or shares of our common stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such notes or shares.

Non-U.S. Holders

        The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes or the common stock. For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of our notes or common stock that is not a U.S. holder or a partnership or other entity treated as a partnership for U.S. federal income tax purposes. A "non-U.S. holder" does not include an individual present in the United States for 183 days or more in the taxable year of disposition of the convertible notes or shares of our common stock.

  Principal and Interest

        Subject to the discussion below under "—Foreign Accounts," payments of interest made to you on the notes generally will be exempt from U.S. federal income and withholding tax under the "portfolio interest rule," provided that:

  •
  such payments are not effectively connected with your conduct of a trade or business within the United States (and, in the case of an applicable tax treaty, are not attributable to your permanent establishment in the United States);

  •
  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code;

  •
  you are not a "controlled foreign corporation" that is related to us, directly or indirectly, through stock ownership within the meaning of the applicable sections of the Code; and

  •
  you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person for U.S. federal income tax purposes, which certification may be made on an appropriate IRS Form W-8, or that you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

        Special rules apply to non-U.S. holders that are pass-through entities rather than corporation or individuals.

        If you cannot satisfy the requirements described above, you will be subject to 30% U.S. federal withholding tax with respect to payments of interest on the notes, unless you provide us with a properly executed (i) an appropriate IRS Form W-8 claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

        The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

        If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to your permanent establishment in the United States), you generally will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. You will, however, be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or such lower rate as may be prescribed under an applicable income tax treaty, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

  Conversion of the Notes

        Conversion of the notes into common stock generally will not be a taxable event to you, except with respect to any cash received in lieu of a fractional share of common stock and any common stock received in respect of accrued and unpaid interest, which will be treated as a payment of interest as described above under "—Principal and Interest." You will realize gain or loss upon the receipt of cash in lieu of a fractional share of common stock, measured by the difference between the amount of cash received and your tax basis attributable to the fractional share. Such gain will be treated as described under "—Sale, Exchange, Repurchase or Redemption of the Notes or Sale or Exchange of Common Stock" below.

  Sale, Exchange, Repurchase or Redemption of the Notes or Sale or Exchange of Common Stock

        Subject to the discussion below under "—Foreign Accounts," any gain that you realize upon the sale, exchange, repurchase, or redemption of the notes (except to the extent such gain is attributable to accrued and unpaid interest) and any gain that you realize upon the sale or exchange of common stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States;

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition and certain conditions are met; or

  •
  we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or your holding period for our notes or common stock. However, we believe that we are not currently, and do not anticipate becoming, a U.S. real property holding corporation.

        If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If you are a corporation, then any such effectively connected gain may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States. You are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership, and disposition of the notes or the common stock.

  Constructive Dividends

        Under certain circumstances, you may be deemed to have received a constructive dividend. See "—U.S. Holders—Constructive Dividends" above. Any constructive dividend deemed paid to a non-U.S. holder will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. See "—Dividends" below. It is possible that U.S. federal tax on a constructive dividend would be withheld from subsequent amounts paid to a non-U.S. holder of the notes. A non-U.S. holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

  Dividends

        In general, dividends, if any, received by a non-U.S. holder with respect to the common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. As discussed above, certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable income tax treaty.

  Backup Withholding and Information Reporting

        In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of a note or of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or to know that you are a U.S. person or you otherwise establish an exemption. However, we will be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends or interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

        You generally will be entitled to a refund or credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

  Foreign Accounts

        Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as "FATCA"), a 30% U.S. federal withholding tax may apply to any interest income paid on the notes and, for a disposition of a note or common stock occurring after December 31, 2016, the gross proceeds from such disposition, in each case paid to (i) a "foreign financial institution" (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a "non-financial foreign entity" (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under "—Principal and Interest," the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Investors in the notes that are foreign persons are strongly encouraged to consult with their own tax advisors regarding the potential application and impact of FATCA and any intergovernmental agreement between the United States and their home jurisdiction in connection with FATCA compliance.

UNDERWRITING (CONFLICTS OF INTEREST)

        Under the terms and subject to the conditions contained in an underwriting agreement dated August 6, 2014, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as representatives, the following respective principal amounts of the notes:

Underwriter	Principal Amount
Credit Suisse Securities (USA) LLC	$80,000,000
J.P. Morgan Securities LLC	60,000,000
Raymond James & Associates, Inc.	20,000,000
Stifel, Nicolaus & Company, Incorporated	20,000,000
Wells Fargo Securities, LLC	20,000,000

Total	$200,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased, other than those notes covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

        We expect to grant to the underwriters an option, exercisable from time to time within up to 30 days of the date of this prospectus (subject to certain limitations) to purchase on a pro rata basis up to $30,000,000 aggregate principal amount of additional notes at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the notes.

        The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of up to 1.65% of the principal amount per note. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we will pay.

	Per Note		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	2.75%	2.75%	$5,500,000	$6,325,000

        We estimate that our out of pocket expenses for this offering will be approximately $769,624.

        The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

        The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

        We have agreed that, for a period of 60 days after the date of this prospectus, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, subject to certain exceptions, any of our securities (or any securities guaranteed by us) that are substantially similar to the notes, or any notes, and we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock or the notes, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC. We intend to enter into a consent memorandum with respect to our credit facility. Under the terms of the proposed consent memorandum, the Wells Fargo Bank, National Association, as syndication agent has, conditional upon the filing of this prospectus, agreed to waive compliance with certain covenants in our credit facility in order to permit our incurrence of debt represented by the notes.

        Our executive officers and directors have agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC for a period of 60 days after the date of this prospectus. In addition, our officers and directors have agreed that they will not, during the lock-up period, make any demand for or exercise any right with respect to, the registration of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

        We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

        In connection with the offering the underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of the notes over-allotted by the underwriters is not greater than the principal amount of the notes that they may purchase in the over-allotment option. In a naked short position, the principal amount of the notes involved is greater than the principal amount of the notes in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing notes in the open market.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of notes to close out the short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. If the underwriters sell more notes than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

        We have been advised by the underwriters that, prior to entering into the underwriting agreement, on August 6, 2014, one of the underwriters purchased, on behalf of the underwriting syndicate, 134,567 shares of our common stock at a weighted average price of $38.5831 per share in stabilizing transactions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange, the Toronto Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate securities to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

        In the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have in the past and may in the future engage in investment banking or other transactions of a financial nature with us, including the provision of certain advisory services and the making of loans to us and our affiliates, for which they have received or will receive customary compensation. An affiliate of J.P. Morgan Securities LLC is the administrative agent with respect to our credit facility and received customary fees in connection therewith.

Conflicts of Interest

        Affiliates of J.P. Morgan Securities LLC and Wells Fargo Securities LLC will receive more than 5% of the net proceeds of this offering in connection with the repayment of a portion of our credit facility. See "Use of Proceeds." Because J.P. Morgan Securities LLC and Wells Fargo Securities LLC are underwriters in this offering and their respective affiliates are expected to receive more than 5% of the net proceeds of this offering, J.P. Morgan Securities LLC and Wells Fargo Securities LLC are each deemed to have a "conflict of interest" under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. This rule requires, among other things, that a "qualified independent underwriter" has participated in the preparation of, and has exercised the usual standards of "due diligence" with respect to, the registration statement and this prospectus. Credit Suisse Securities (USA) LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. Credit Suisse Securities (USA) LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Credit Suisse Securities (USA) LLC against liabilities incurred in connection with acting as the qualified independent underwriter, including liabilities under the Securities Act. Pursuant to FINRA Rule 5121, J.P. Morgan Securities LLC and Wells Fargo Securities LLC will not confirm sales of the debt securities to any account over which they exercise discretionary authority without the prior written approval of the customer.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        Certain legal matters relating to the issuance of the notes offered by this prospectus will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Boston, Massachusetts and Shearman & Sterling LLP, San Francisco, California. Simpson Thacher & Bartlett LLP, Palo Alto, California, is counsel to the underwriters in connection with this offering.

EXPERTS

        The consolidated financial statements of Synchronoss Technologies, Inc. appearing in Synchronoss Technologies, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedules appearing therein), and the effectiveness of Synchronoss Technologies, Inc.'s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-3 under the Securities Act relating to the notes and the common stock issuable upon conversion thereof offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC (including exhibits to such documents) at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's website at www.sec.gov.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent "furnished" and not "filed") and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

  1.
  Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 26, 2014.

  2.
  All information in our proxy statement filed with the SEC on April 22, 2014 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013.

  3.
  Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 2014, filed on May 2, 2014 and May 28, 2014, respectively.

  4.
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 1, 2014.

  5.
  Our current reports on Form 8-K filed on April 4, 2014, June 2, 2014 and August 5, 2014.

  6.
  The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on June 13, 2006.

        To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is not incorporated by reference in this prospectus.

        You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 808-6000 or by writing to us at the following address:

Synchronoss Technologies, Inc.
200 Crossing Boulevard
Bridgewater, New Jersey 08807
Attention: Ronald J. Prague
Executive Vice President and General Counsel

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purpose of this prospectus to the extent that a statement contained in this prospectus (or in any document incorporated by reference therein) or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.